Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS THIRD QUARTER

FINANCIAL RESULTS

PROVO, Utah, November 7, 2011 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company, today reported consolidated financial results for the third quarter ended September 30, 2011.

For the Third Quarter of 2011:

•                  Net sales were $91.1 million, compared with $86.1 million in the same quarter a year ago, an increase of 5.8 percent.

•                  Earnings for the quarter included non-recurring contract termination costs of $14.7 million related to the NutriPlus arbitration settlement described in further detail below.  Excluding the contract termination costs, pro forma operating income and net income from continuing operations increased by 148.8 percent and 153.9 percent, respectively, compared with the third quarter of 2010.

•                  Operating losses from continuing operations were $5.1 million, compared with operating income of $3.9 million in the same quarter a year ago, a decrease of 231.7 percent. Excluding the contract termination costs, pro forma operating income from continuing operations was $9.6 million, compared with $3.9 million in the same quarter a year ago, an increase of 148.8 percent.

•                  EBITDA, defined here as net income before taxes, depreciation and amortization, other income adjusted to exclude share-based compensation expense and contract termination costs, was $11.5 million, compared with $5.1 million in the same quarter a year ago, an increase of 126.7 percent.

•                  Net loss from continuing operations was $2.3 million, compared with net income from continuing operations of $2.7 million in the same quarter a year ago, a decrease of 184.2 percent.  Excluding contract termination costs, pro forma net income from continuing operations was $6.8 million, compared with $2.7 million in the same quarter a year ago, an increase of 153.9 percent.

•                  Basic and diluted net loss per share from continuing operations was $0.14 compared with net income per share of $0.17, for the same quarter a year ago.

•                  As of September 30, 2011, shareholders’ equity was $80.4 million, compared to $68.4 million on December 31, 2010, an increase of 17.6 percent.

•                  As of September 30, 2011, active Managers worldwide were 28,100, a decrease of 5.1 percent from the end of the prior quarter, while active distributors and customers worldwide increased 1.1 percent from the end of the prior quarter to 682,300.

For the First Nine Months of 2011:

•                  Net sales were $275.8 million, compared with $260.0 million in the same period a year ago, an increase of 6.0 percent.

•                  Operating income from continuing operations was $10.6 million, compared with $7.7 million in the same period a year ago, an increase of 36.9 percent.  Excluding the contract termination costs of $14.7 million, pro forma operating income from continuing operations was $25.3 million, compared with $7.7 million in the same period a year ago, an increase of 228.0 percent.

•                  EBITDA, defined here as net income before taxes, depreciation and amortization, other income adjusted to exclude share-based compensation expense and the contract termination costs, was $30.4 million, compared with $11.3 million in the same period a year ago, an increase of 169.0 percent.

•                  Net income from continuing operations was $10.0 million, compared with $8.9 million in the same period a year ago, an increase of 12.7 percent.  Excluding the contract termination costs, pro forma net income from continuing operations was $19.0 million, compared with $8.9 million in the same period a year ago, an increase of 115.0 percent.

•                  Basic and diluted net income per share from continuing operations was $0.64, compared with earnings per share of $0.57, for the same period a year ago.

NSP United States Results for the Third Quarter:

•                  Net sales were $33.5 million, compared with $34.5 million in the same quarter a year ago, a decrease of 2.9 percent. NSP United States Managers and Distributors are predominantly practitioners of nutritional supplement therapies, and retailers and consumers of our products, segments that continue to be adversely affected by the economic downturn.  Net sales revenues also decreased due to changes to some of our less profitable promotional programs.

•                  Operating income was $2.3 million, compared with $2.4 million in the same quarter a year ago, a decrease of 4.2 percent.

NSP International Results for the Third Quarter:

•                  Net sales were $33.1 million, compared with $33.3 million in the same quarter a year ago, a decrease of 0.8 percent. In local currencies, net sales decreased by 2.4 percent compared to the same quarter a year ago. Higher sales in our Russian markets and positive currency fluctuations were offset by lower sales in our Dominican Republic, Japan and Mexico markets.

•                  Operating loss was $10.1 million, compared with operating income of $0.7 million in the same quarter a year ago.  Excluding the contract termination costs, pro forma operating income was $4.6 million, compared with $0.7 million in the same quarter a year ago, an increase of 557.1 percent. This increase was the result of higher sales in our Russian markets, lower royalty costs due to the termination of the Company’s contract with NutriPlus and the impact of prior year value-added tax reserve charges in our Mexico business.

Synergy Worldwide Results for the Third Quarter:

•                  Net sales were $24.5 million, compared with $18.3 million in the same quarter a year ago, an increase of 34.3 percent. In local currencies, net sales increased 26.9 percent compared to the same quarter a year ago. The increase in net sales was primarily due to strong growth in our United States, Korean and European markets.

•                  Operating income was $2.6 million, compared with $0.8 million for the same quarter in the prior year. This increase was primarily due to significant sales growth and managing expenses.

NutriPlus Arbitration Settlement

On July 8, 2011, we entered into a settlement agreement with NutriPlus, from which we acquired certain assets in 1999 in order to establish our Russian business and to which we agreed to make royalty payments as a percentage of sales from our Russian business. As a result of the settlement, wherein both parties settled all claims in the arbitration and bore their own costs associated with the arbitration, the Company agreed to pay NutriPlus $21.7 million for the release of all past and future royalty obligations. Of the $21.7 million, the Company applied $7.0 million toward previously accrued and expensed but unpaid royalties, and $14.7 million in exchange for the contract termination and extinguishment of future royalty obligations.

For the year ended December 31, 2010, the Company recorded and expensed royalty payments to NutriPlus of approximately $5.6 million (included in selling, general and administrative expenses), which was approximately 4.0 percent of NSP International’s revenue and 1.6 percent of the Company’s consolidated revenue. For the six months ended June 30, 2011, the Company recorded and expensed royalty payments to NutriPlus of approximately $2.9 million, which was approximately 4.2 percent of NSP International’s revenue and 1.6 percent of the Company’s consolidated revenue.

As a result of the settlement, our operating costs for the quarter ended September 30, 2011, were reduced by $1.3million, which resulted in a corresponding increase to operating income of $1.3 million. Similarly, based on current sales from our Russian business, we expect the settlement will result in an annual reduction of $5.6 to $6.0 million in operating costs and a corresponding increase in operating income above the level the Company would otherwise achieve if the NutriPlus royalty obligation remained in effect. This impact on operating costs and operating income will fluctuate with sales volumes in our Russian business.

Effective Income-tax Rate

The effective income tax rate was (42.2) percent compared with 37.0 percent in the same quarter a year ago.  The effective income tax rate of (42.2) percent for the current quarter was below the U.S. federal statutory tax rate of 35.0 percent and was primarily attributed to foreign deductible items, including a favorable inflation adjustment, as well as lower tax rates in foreign jurisdictions than the rates in the U.S., and a decrease in the recognition of previous expense related to unremitted earnings. The effective income tax rate of 37.0 percent for the same quarter a year ago was above the U.S. federal statutory tax rate of 35.0 percent as a result of foreign subsidiary net losses for which no tax benefit was recognized.

Non-GAAP Financial Measures

The Company has included information concerning EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to fund its business.  EBITDA has not been prepared in accordance with generally accepted accounting principles (GAAP).  This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, net income as an indicator of the Company’s operating performance.  Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies.  The Company has included a reconciliation of EBITDA to reported earnings under GAAP in the attached financial tables.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional, herbal, weight management, energy and other complementary products through a global direct sales force of over 600,000 independent distributors in more than 40 countries.  Nature’s Sunshine manufactures its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today.  The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further reviews of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Current Assets:
Cash and cash equivalents	$54,103	$47,604
Accounts receivable, net of allowance for doubtful accounts of $686 and $918, respectively	11,765	5,947
Investments available for sale	4,551	6,470
Inventories	38,454	36,235
Deferred income tax assets	4,976	4,582
Prepaid expenses and other	5,052	5,700
Total current assets	118,901	106,538

Property, plant and equipment, net	25,208	27,391
Investment securities	1,423	1,778
Intangible assets	1,191	1,303
Deferred income tax assets	16,866	12,916
Other assets	11,594	9,489
	$175,183	$159,415

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$5,130	$4,855
Accrued volume incentives	19,789	18,619
Accrued liabilities	29,777	34,601
Deferred revenue	3,042	3,385
Current installments of long-term debt	3,283	—
Income taxes payable	4,503	3,708
Total current liabilities	65,524	65,168

Liability related to unrecognized tax benefits	18,559	21,366
Long-term debt	6,717	—
Deferred compensation payable	1,423	1,778
Other liabilities	2,574	2,721
Total long-term liabilities	29,273	25,865
Shareholders’ Equity:
Common stock, no par value; 50,000 shares authorized, 15,567 and 15,533 issued and outstanding as of September 30, 2011 and December 31, 2010	70,043	67,752
Retained earnings	18,258	8,278
Accumulated other comprehensive loss	(7,915)	(7,648)
Total shareholders’ equity	80,386	68,382
	$175,183	$159,415

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Three Months Ended September 30,
	2011	2010

Net sales revenue (net of the rebate portion of volume incentives of $10,877 and $10,726, respectively)	$91,102	$86,096
Cost and expenses:
Cost of goods sold	16,879	16,632
Volume incentives	32,733	32,065
Selling, general and administrative	31,845	33,523
Contract termination costs	14,750	—
	96,207	82,220
Operating income (loss)	(5,105)	3,876
Other income, net	1,204	375

Income (loss) before provision for income taxes	(3,901)	4,251
(Benefit) provision for income taxes	(1,645)	1,573
Net income (loss) from continuing operations	(2,256)	2,678
Loss from discontinued operations	—	(8,418)
Net loss	$(2,256)	$(5,740)

Basic and diluted net income per common share

Basic:
Net income (loss) from continuing operations	$(0.14)	$0.17
Loss from discontinued operations	$—	$(0.54)
Net loss	$(0.14)	$(0.37)

Diluted:
Net income (loss) from continuing operations	$(0.14)	$0.17
Loss from discontinued operations	$—	$(0.54)
Net loss	$(0.14)	$(0.37)

Weighted average basic common shares outstanding	15,562	15,514
Weighted average diluted common shares outstanding	15,562	15,612

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010

Net sales revenue (net of the rebate portion of volume incentives of $33,815 and $32,942, respectively)	$275,757	$260,029
Cost and expenses:
Cost of goods sold	52,560	51,308
Volume incentives	100,421	97,162
Selling, general and administrative	97,458	103,840
Contract termination costs	14,750	—
	265,189	252,310
Operating income	10,568	7,719
Other income (expense), net	1,049	2,374

Income before provision (benefit) for income taxes	11,617	10,093
Provision for income taxes	1,637	1,238
Net income from continuing operations	9,980	8,855
Loss from discontinued operations	—	(9,388)
Net income (loss)	$9,980	$(533)

Basic and diluted net income per common share

Basic:
Net income from continuing operations	$0.64	$0.57
Loss from discontinued operations	$—	$(0.60)
Net income (loss)	$0.64	$(0.03)

Diluted:
Net income from continuing operations	$0.64	$0.57
Loss from discontinued operations	$—	$(0.60)
Net income (loss)	$0.64	$(0.03)

Weighted average basic common shares outstanding	15,544	15,512
Weighted average diluted common shares outstanding	15,674	15,606

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$9,980	$(533)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Write-off of cumulative translation adjustments	—	7,364
Provision for doubtful accounts	(101)	182
Depreciation and amortization	3,204	3,243
Share-based compensation expense	1,917	325
Loss on sale of property and equipment	14	50
Deferred income taxes	(4,419)	146
Loss on restricted cash	—	497
Amortization of bond discount	13	17
Purchase of trading investment securities	(59)	(141)
Proceeds from sale of trading investment securities	338	109
Realized and unrealized losses (gains) on investments	25	(93)
Amortization of prepaid taxes related to gain on intercompany sales	—	813
Foreign exchange losses (gains)	106	(3,231)
Changes in assets and liabilities:
Accounts receivable	(5,691)	198
Inventories	(2,313)	3,224
Prepaid expenses and other current assets	607	(595)
Other assets	(2,155)	(420)
Accounts payable	428	425
Accrued volume incentives	1,224	1,216
Accrued liabilities	(4,554)	2,552
Deferred revenue	(343)	(1,286)
Income taxes payable	848	(6,704)
Liability related to unrecognized tax benefits	(2,834)	2,750
Deferred compensation payable	(355)	112
Net cash (used in) provided by operating activities	(4,120)	10,220
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,117)	(2,118)
Proceeds from sale of investments available for sale	5,650	109
Purchase of investments available for sale	(3,867)	—
Net cash provided by (used in) investing activities	666	(2,009)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of long-term debt	10,000	—
Proceeds from the exercise of stock options	372	31
Net cash provided by financing activities	10,372	31
Effect of exchange rates on cash and cash equivalents	(419)	1,877
Net increase in cash and cash equivalents	6,499	10,119
Cash and cash equivalents at the beginning of the period	47,604	35,538
Cash and cash equivalents at end of the period	$54,103	$45,657

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME to EBITDA

 (Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,
	2011	2010

Net loss	$(2,256)	$(5,740)
EBITDA adjustments:
Loss from discontinued operations	—	8,418
Depreciation and amortization	1,087	1,091
Share-based compensation expense	773	107
Contract termination costs	14,750	—
Other expense (income), net*	(1,204)	(375)
Taxes	(1,645)	1,573
EBITDA	$11,505	$5,074

	Nine Months Ended September 30,
	2011	2010

Net income (loss)	$9,980	$(533)
EBITDA adjustments:
Loss from discontinued operations	—	9,388
Depreciation and amortization	3,204	3,243
Share-based compensation expense	1,917	325
Contract termination costs	14,750	—
Other (income) expense, net*	(1,049)	(2,374)
Taxes	1,637	1,238
EBITDA	$30,439	$11,287

* Other income (expense), net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Provo, Utah 84606

(801) 342-4370